Ex-99.h.4

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

April 26, 2007

Delaware Group Limited-Term Government Funds
2005 Market Street
Philadelphia, PA 19103

     Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of Delaware Limited-Term Government Fund (the “Fund”), which is a series of Delaware Group Limited-Term Government Funds, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class R Shares, so that such Fund’s Rule 12b-1 (distribution) fees will not exceed 0.50% for the period May 1, 2007 through April 30, 2008.

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Theodore K. Smith
	Name:	Theodore K. Smith
	Title:	Executive Vice President, Retail Product
Sales and Marketing
	Date:	April 26, 2007

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Limited-Term Government Funds

By:	/s/ Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President and Chief Financial Officer
	Date:	April 26, 2007